Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Ideal Power (the “Company,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share (our “common stock”).

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our certificate of incorporation, as amended to date (our “certificate of incorporation”), our certificate of designation of preferences, rights and limitations of Series A convertible preferred stock (our “certificate of designation”), our second amended and restated bylaws (our “bylaws”), and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete. You should read our certificate of incorporation (including the certificate of amendment thereto), our certificate of designation and our bylaws, which are incorporated by reference as exhibits to our Annual Report on Form 10-K.

Authorized Capital Stock

Our certificate of incorporation provides that we may issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. 3,000,000 shares of our authorized preferred stock have been designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

Common Stock

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors, which means that the holders of a majority of the outstanding shares of our common stock will be entitled to elect all of the directors standing for election.

Holders of our common stock are entitled to such dividends as may be declared by our board of directors (our “Board”) out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities. The shares of common stock are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

General

Our certificate of incorporation provides that our Board has the authority, without any further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock.

Series A Preferred Stock

On February 23, 2017, we filed a certificate of designation with the Secretary of State of the State of Delaware creating our Series A Preferred Stock and establishing the designations, preferences, and other rights of the Series A Preferred Stock, which became effective upon filing.

Our Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. Our Series A Preferred Stock has a stated value of $2.535. Holders of Series A Preferred Stock are entitled to receive dividends declared or paid on our common stock. The holders of the Series A Preferred Stock do not have the right to vote on any matter except to the extent required by Delaware law. There were no shares of Series A Preferred Stock outstanding.

Warrants

Pre-Funded Warrants issued in March and April 2024

The following is a summary of certain terms and provisions of the pre-funded warrants issued in March and April 2024 and is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrants, the form of which are filed as an exhibit to our Annual Report on Form 10-K.

Duration and Exercise Price

Each pre-funded warrant has an exercise price of $0.001 per share. The pre-funded warrants were exercisable commencing on the date of issuance and may be exercised until they are exercised in full.

Exercise Price Adjustments

The exercise price of the pre-funded warrants is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Exercisability

The pre-funded warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder prior to the issuance of any pre-funded warrants, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of our common stock or 50% or more of the voting power of our common equity, any purchase offer, tender offer or exchange offer that has been accepted by the holders of 50% or more of our outstanding common stock or 50% or more of the voting power of our common equity, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our common stock for which the pre-funded warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established public trading market for the pre-funded warrants, and we do not expect such a market to develop. We do not intend to apply to list the pre-funded warrants on any securities exchange or other nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in pre-funded warrants or by virtue of a holder’s ownership of shares of our common stock, such holder of pre-funded warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s pre-funded warrants. The pre-funded warrants provide that the holders of the pre-funded warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Waivers and Amendments

The pre-funded warrants may be modified or amended or the provisions of such pre-funded warrants waived with the written consent of the Company and the holder of the applicable pre-funded warrants.

Common Stock Purchase Warrants issued in August 2020

The terms and provisions of the warrants issued in August 2020 (the “August 2020 Warrants”) are substantially the same as the terms of the pre-funded warrants described above, except as set forth below. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of warrants, the form of which are filed as an exhibit to our Annual Report on Form 10-K.

Duration and Exercise Price

Each August 2020 Warrant has an exercise price of $8.90 per share. The August 2020 Warrant were exercisable commencing on the date of issuance and may be exercised until August 4, 2025 (the “Termination Date”).

Cashless Exercise

Subject to the terms of the warrant, a cashless exercise of the August 2020 Warrants may be used if at the time of exercise of such warrants, there is no effective registration statement registering, or the prospectus contained in the applicable registration statement, is not available for the resale of the shares underlying the August 2020 Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the August 2020 Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of our common stock, or any purchase offer, tender offer or exchange offer that has been accepted by the holders of 50% or more of our outstanding common stock, then upon any subsequent exercise of a August 2020 Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our common stock for which the August 2020 Warrant is exercisable immediately prior to such event. Alternatively, the holders may request the Company, or any successor entity, purchase warrants from such holders for an amount in cash determined as provided in the warrants.

Pre-Funded Warrants issued in November 2019

The terms and provisions of the pre-funded warrants issued in November 2019 are substantially the same as the terms of the pre-funded warrants described above, except as set forth below. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrants, the form of which are filed as an exhibit to our Annual Report on Form 10-K.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of our common stock, or any purchase offer, tender offer or exchange offer that has been accepted by the holders of 50% or more of our outstanding common stock, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our common stock for which the pre-funded warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws and certain conditions stated in the pre-funded warrants, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

Provisions of Delaware law and our charter documents could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our Company that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by the Board and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of additional shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Blank Check Preferred Stock. As noted above, our certificate of incorporation allows our Board to fix the designation, powers, preferences and rights of the shares of each series of preferred stock and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders.

No Stockholder Action by Written Consent. Our certificate of incorporation expressly prohibits stockholders from acting by written consent. This means that stockholders may only act at annual or special meetings.

Vacancies. Our certificate of incorporation and bylaws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may only be called by the chairman of the Board, the chief executive officer, or the Board at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and shall be called by the secretary upon the written request of the holders of record of at least 25% of the outstanding shares of common stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 25% of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our certificate of incorporation and bylaws have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. The business to be conducted at a meeting will be limited to business properly brought before the meeting, in accordance with our certificate of incorporation and bylaws. Failure to follow the procedures set forth in our certificate of incorporation and bylaws will result in the chairman of the meeting disregarding the nomination or declaring that the proposed business will not be transacted.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is EQ Shareowner Services.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “IPWR.”